UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 24, 2008

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-14306 (Commission File Number)	94-1722214 (IRS Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA (Address of principal executive offices)	94105-2712 (Zip Code)

Registrant's telephone number, including area code (415) 445-6530
(Former name or former address if changed since last report)

Item 5.02

On July 28, 2008, we announced that our board of directors had increased the size of the board from nine to 10 members, and elected Edward F. Lange, Jr., executive vice president, chief operating officer, to the board on July 24, 2008. In addition, the board also approved the promotion of Kerry Fanwick, senior vice president, general counsel, to executive vice president, general counsel. Both appointments are effectively immediately.

Lange, 48, joined BRE in 2000 as executive vice president, chief financial officer, overseeing the company’s corporate service functions, including accounting and finance, information technology, associate relations, investor relations, corporate communications, and legal. He was promoted to chief operating officer in January 2007.

Prior to BRE, Lange served as chief financial officer of Health Care REIT, Inc. from 1996 to 2000. He also was a senior vice president of finance and a member of the executive management team of the Mediplex Group, Inc. and affiliated companies from 1992 to 1996. Lange earned a bachelor’s degree in urban planning from the University of Massachusetts, and a M.B.A. from the University of Connecticut.

Fanwick, 52, is the co-founder and former partner of Miller & Fanwick, LLP, a law firm specializing in business and financial strategies. He also served as general counsel for First Nationwide Bank; an attorney at the law firm of Wilson, Sonsini, Goodrich & Rosati; and in-house counsel and a member of senior management for various financial services and real estate companies. He holds a juris doctor degree from Stanford Law School, and is a licensed California Certified Public Accountant.

About BRE Properties
BRE Properties - a real estate investment trust - develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 80 apartment communities totaling 22,680 units in California, Arizona and Washington. The company currently has seven other properties in various stages of development and construction, totaling 2,253 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units. (Property Data as of 03/31/08.)

Item 9.01 Financial Statements and Exhibits

(d) Exhibit Number

99.1	Press Release dated July 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: July 28, 2008	By:	/s/ Kerry Fanwick
Kerry Fanwick Executive Vice President, General Counsel